NON-COMPETITION AGREEMENT
This NON-COMPETITION AGREEMENT (the “Non-Competition Agreement”) is made as of March __, 2016 and shall become effective as of the closing (the "Closing Date") of the transactions contemplated by the Stock Purchase Agreement among Carefree Communities Intermediate Holdings LLC (“Parent”), Sun Communities, Inc. (“SUI”) and Sun Communities Operating Limited Partnership, of even date herewith (the “Stock Purchase Agreement”). This Non-Competition Agreement shall become null and void and have no effect, and any and all rights and obligations of the parties hereunder shall automatically terminate, if the closing of the transactions contemplated by the Stock Purchase Agreement shall fail to occur for any reason. As a condition of the Stock Purchase Agreement, I agree to the terms and conditions of this Non-Competition Agreement (the “Non-Competition Agreement”):
Section 1.Restrictions on Competing.
During the period beginning on the Closing Date and ending on the date that is nine months after the Closing Date but not later than March 9, 2017 (the "Restricted Period"), I shall not, without the prior written consent of SUI, directly or indirectly, do either of the following:
(a)own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, member, investor or lender in, any corporation, partnership, limited liability company, association, trust, firm or other enterprise engaged in the business of developing, owning, operating, leasing, managing, financing or selling manufactured home communities, recreational vehicle resorts and/or manufactured homes located or intended to be located within manufactured home communities (collectively, the “Business”), anywhere within the United States of America or Canada; provided, however, that I may invest in any publicly-held corporation engaged in the Business if my aggregate investment does not exceed five percent (5%) in value of the issued and outstanding capital stock of such entity; or
(b)actively solicit, induce or attempt to induce any employee then working for SUI or its subsidiaries or any independent contractor then working primarily for SUI or its subsidiaries to (A) leave the employment of or terminate his, her or its contractual relationship with SUI or its subsidiaries, or (B) enter into the employment or a contractual relationship with me or any affiliate of mine. For the avoidance of doubt, making general advertisements for employees in newspapers, periodicals or other media of general circulation shall not be deemed to be active solicitation and is not prohibited hereunder.
Section 2.Additional Consideration. As additional consideration for my execution of this Non-Competition Agreement, SUI shall pay me an aggregate of $187,500 at Closing.
Section 3.Confidentiality.
I acknowledge and agree that, during the Restricted Period, I shall treat all Confidential Information (as defined below) in a confidential manner, not communicate or disclose, orally or in writing, any Confidential Information to any person, either directly or indirectly, under any circumstances without the prior written consent of SUI. I further agree that I will promptly return (or destroy if it cannot be returned) to SUI all written or other tangible evidence of any Confidential Information and any memoranda with respect thereto which are in my possession or under my control upon SUI’s request for the return of such items. For the purposes of this Agreement, the term “Confidential Information” shall mean any and all confidential or proprietary information concerning any aspect of the business or affairs of Carefree Communities, Inc. (the “Company”) or its subsidiaries, including, without limitation, all confidential or proprietary financial information and all information relating to products, services, trade secrets, ideas and concepts (in definitive form), inventions, business plans, intellectual property, software, product samples, product specifications, customers, process information, formulas, test results, drawings, projections and forecasts. Confidential Information does not include information that (i) was, or becomes, generally available to the public through no act or omission of mine; (ii) was, or becomes, generally known within the relevant trade or business; (iii) was acquired by me from a third party source other than the Company or any of its employees, advisors or shareholders, which source legally acquired such information under no obligation of confidentiality; (iv) was known to me prior to my employment with the Company or independently acquired by me without breach of this Agreement; or (v) is required to be disclosed by me by law or court order.
Section 4.Reasonableness of Restrictions.
I acknowledge and recognize the highly competitive nature of the Company’s business, that my experience with manufactured home communities and recreational vehicle resorts renders me special and unique within the Company’s industry, and that I have developed substantial relationships with existing and prospective manufactured home community and recreational vehicle community property owners, accounts, customers, consultants, contractors, investors, and strategic partners of the Company (and its parent and, direct and indirect subsidiaries) during the course of my career. I further acknowledge and recognize that my execution of and compliance with the terms of this Non-Competition Agreement were a material inducement to the parties entering into the Stock Purchase Agreement and that I received substantial consideration in connection with the transactions contemplated thereby. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Non-Competition Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company (and its parent and, direct and indirect subsidiaries).
Section 5.Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Non-Competition Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Non-Competition Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, I agree that the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable.
Section 6.Injunctive Relief.
I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Non-Competition Agreement may result in substantial, continuing, and irreparable injury to the Company (and its parent and, direct and indirect subsidiaries). Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Non-Competition Agreement without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, I acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in paragraph 1 hereof and during any other period required for litigation during which the Company seeks to enforce such covenants against me if it is ultimately determined that I was in breach of such covenants.

Section 7.General Provisions.
(a)Governing Law; Waiver of Jury Trial. THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS NON-COMPETITION AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA AND THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS. BY EXECUTION OF THIS NON-COMPETITION AGREEMENT, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS NON-COMPETITION AGREEMENT.
(b)Entire Agreement. This Non-Competition Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Non-Competition Agreement, nor any waiver of any rights under this Non-Competition Agreement, will be effective unless in writing signed by the party to be charged.
(c)Successors and Assigns. This Non-Competition Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of SUI, its successors, and its assigns. I expressly acknowledge and agree that this Non-Competition Agreement may be assigned by SUI without my consent to any parent or direct or indirect subsidiary of SUI as well as any purchaser of all or substantially all of the assets or stock of SUI, whether by purchase, merger, or other similar corporate transaction.
(d)Survival. The provisions of this Non-Competition Agreement shall survive the assignment of this Non-Competition Agreement by SUI to any successor in interest or other assignee.
I, __________, have executed this Non-Competition Agreement on the respective date set forth below:

Date:	(Signature)

Acknowledged and Agreed:
Sun Communities, Inc.
By:
Name:
Its: